CONSENT OF SAMUEL KLEIN AND COMPANY, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Fusion Networks Holdings, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated May 30, 2000, with respect to the consolidated financial statements of Fusion Networks, Inc. for the year ended December 31, 1999, which financial statements are included in the Company's Current Report on Form 8-K/A dated April 13, 2000, filed with the Securities and Exchange Commission.

                                                     SAMUEL KLEIN AND COMPANY

                                                    /s/ Samuel Klein and Company



Newark, New Jersey
December 21, 2000